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                                                                    EXHIBIT 4.1


                           CERTIFICATE OF DESIGNATION

                                       OF

                SERIES I CUMULATIVE CONVERTIBLE PREFERRED STOCK

                                       OF

                              TRAVELERS GROUP INC.

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware

                  TRAVELERS GROUP INC., a Delaware corporation (the "Corporation"), hereby certifies that:

                  1. The Restated Certificate of Incorporation, as amended, of the Corporation (the "Certificate of Incorporation") fixes the total number of shares of all classes of capital stock that the Corporation shall have the authority to issue at one billion five hundred million (1,500,000,000) shares of common stock, par value $.01 per share ("Common Stock") and thirty million (30,000,000) shares of preferred stock, par value $1.00 per share ("Preferred Stock").

                  2. The Certificate of Incorporation expressly grants to the Board of Directors of the Corporation (the "Board of Directors") authority to provide for the issuance of the shares of Preferred Stock in series, and to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

                  3. Pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, the Board of Directors, by action duly taken on September 24, 1997, adopted resolutions that provide for a series of Preferred Stock as follows:

                  RESOLVED, that a series of the class of authorized Preferred Stock, par value $1.00 per share, of the Corporation be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:



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                  Section 1. Designation and Amount. The shares of such series shall be designated as the "Series I Cumulative Convertible Preferred Stock" (the "Series I Preferred Stock") and the number of shares constituting such series shall be 280,000, which number may be decreased (but not increased) by a resolution adopted by the Board of Directors without a vote of stockholders; provided, however, that such number may not be decreased below the number of then currently outstanding shares of Series I Preferred Stock.

                  Section 2.  Dividends and Distributions.

                  (a) The holders of shares of Series I Preferred Stock, in preference to the holders of shares of the Common Stock, par value $.01 per share (the "Common Stock"), of the Corporation and of any other capital stock of the Corporation ranking junior to the Series I Preferred Stock as to payment of dividends, shall be entitled to receive, when and as declared by the Board of Directors out of net profits or net assets of the Corporation legally available for the payment of dividends, cumulative cash dividends at the annual rate of $90 per share, and no more, in equal quarterly payments on March 31, June 30, September 30 and December 31 in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date which is on or after the date of original issue of the Series I Preferred Stock; provided, however, that with respect to such first Quarterly Dividend Payment Date, the holders of shares of Series I Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of net profits or net assets of the Corporation legally available for the payment of dividends, a cumulative cash dividend in the amount of $22.50.

                  (b) Dividends payable pursuant to paragraph (a) of this
         Section 2 shall begin to accrue and be cumulative from the date of original issue of the Series I Preferred Stock, except that the amount of the cumulative cash dividend payable with respect to the first Quarterly Dividend Payment Date shall be as specified in paragraph (a) of this Section 2. The amount of dividends so payable shall be determined on the basis of twelve 30-day months and a 360-day year. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series I Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix


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         a record date for the determination of holders of shares of Series I
         Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

                  Section 3. Voting Rights. In addition to any voting rights provided elsewhere herein and in the Corporation's Restated Certificate of Incorporation, as it may be amended or restated from time to time (the "Certificate of Incorporation"), and any voting rights provided by law, the holders of shares of Series I Preferred Stock shall have the following voting rights:

                  (a) Each share of Series I Preferred Stock shall be entitled to 26.31579 votes multiplied by the Exchange Ratio after giving effect to any Adjustment Event (as such terms are defined in the Agreement and Plan of Merger, dated as of September 24, 1997, among the Corporation, Salomon Inc and Diamonds Acquisition Corp. (the "Merger Agreement")), subject to adjustment in the manner set forth in paragraph (b) of Section 8. Except as otherwise provided herein, or by the Certificate of Incorporation, or by law, the shares of Series I Preferred Stock and the shares of Common Stock (and any other shares of capital stock of the Corporation at the time entitled thereto) shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

                  (b) So long as any shares of Series I Preferred Stock shall be outstanding and unless the consent or approval of a greater number of shares shall then be required by law, without first obtaining the consent or approval of the holders of at least two-thirds of the number of then-outstanding shares of Series I Preferred Stock, and all other series of the Corporation's Preferred Stock, par value $1.00 per share (collectively with the Series I Preferred Stock, the "Preferred Stock"), voting as a single class, given in person or by proxy at a meeting at which the holders of such shares shall be entitled to vote separately as a class, the Corporation shall not: (i) authorize shares of any class or series of stock having any preference or priority as to dividends or upon liquidation ("Senior Stock") over the Preferred Stock; (ii) reclassify any shares of stock of the Corporation into shares of Senior Stock; (iii) authorize any security exchangeable for, convertible into, or evidencing the right to purchase any shares of Senior Stock; (iv) amend, alter or repeal the


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         Certificate of Incorporation to alter or change the preferences, rights or powers of the Preferred Stock so as to affect the Preferred Stock adversely; provided, however, that if any such amendment, alteration or repeal would alter or change the preferences, rights or powers of one or more, but not all, of the series of the Preferred Stock at the time outstanding, the consent or approval of the holders of at least two-thirds of the number of the outstanding shares of each such series so affected, similarly given, shall be required in lieu of (or if such consent is required by law, in addition to) the consent or approval of the holders of at least two-thirds of the number of outstanding shares of Preferred Stock as a class; or (v) effect the voluntary liquidation, dissolution or winding up of the Corporation, or the sale, lease, exchange of all or substantially all of the assets, property or business of the Corporation, or the merger or consolidation of the Corporation with or into any other corporation (except a wholly-owned subsidiary of the Corporation), provided, however, that no separate vote of the holders of the Preferred Stock as a class shall be required in the case of a merger or consolidation or a sale, exchange or conveyance of all or substantially all of the assets, property or business of the Corporation (such transactions being hereinafter in this proviso referred to as a "reorganization") if (A) the resulting, surviving or acquiring corporation will have after such reorganization no stock either authorized or outstanding (except such stock of the Corporation as may have been authorized or outstanding immediately preceding such reorganization, or such stock of the resulting, surviving or acquiring corporation as may be issued in exchange therefor) ranking prior to, or on a parity with, the Preferred Stock or the stock of the resulting, surviving or acquiring corporation issued in exchange therefor and (B) each holder of shares of Preferred Stock immediately preceding such reorganization will receive in exchange therefor the same number of shares of stock, with substantially the same preferences, rights and powers, of the resulting, surviving, or acquiring corporation.

                  So long as any shares of Preferred Stock shall be outstanding and unless the consent or approval of a greater number of shares shall then be required by law, without first obtaining the consent or approval of the holders of a majority of the number of such shares at the time outstanding, given in person or by proxy at a meeting at which the holders of such shares shall be entitled to vote separately as a class, the Corporation


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         shall not amend the provisions of its Certificate of Incorporation so as to increase the amount of the authorized Preferred Stock or so as to authorize any other stock ranking on a parity with the Preferred Stock either as to payment of dividends or upon liquidation.

                  (c) If on any date a total of six quarterly dividends on the Series I Preferred Stock have fully accrued but have not been paid in full, the holders of shares of Series I Preferred Stock, together with the holders of all other then-outstanding shares of any series of the Preferred Stock (or any other series or class of the Company's preferred stock) as to which series or class a total of six quarterly dividends have fully accrued but have not been paid in full and which such series or class shall be entitled to the rights described in this paragraph (c) (collectively, "Defaulted Preferred Stock"), shall have the right, voting together as a single class, to elect two directors. Such right of the holders of Defaulted Preferred Stock to vote for the election of such two directors may be exercised at any annual meeting or at any special meeting called for such purpose as hereinafter provided or at any adjournment thereof, or by the written consent, delivered to the Secretary of the Corporation, of the holders of a majority of all outstanding shares of Defaulted Preferred Stock, until dividends in default on the outstanding shares of Defaulted Preferred Stock shall have been paid in full (or such dividends shall have been declared and funds sufficient therefor set apart for payment), at which time the term of office of the two directors so elected shall terminate automatically. So long as such right to vote continues (and unless such right has been exercised by written consent of the holders of a majority of the outstanding shares of Defaulted Preferred Stock as hereinabove authorized), the Secretary of the Corporation may call, and upon the written request of the holders of record of a majority of the outstanding shares of Defaulted Preferred Stock addressed to him at the principal office of the Corporation shall call, a special meeting of the holders of such shares for the election of such two directors as provided herein. Such meeting shall be held within 30 days after delivery of such request to the Secretary, at the place and upon the notice provided by law and in the By-laws for the holding of meetings of stockholders. No such special meeting or adjournment thereof shall be held on a date less then 30 days before an annual meeting of stockholders or any special meeting in lieu thereof. If at any such


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         annual or special meeting or any adjournment thereof the holders of a majority of the then outstanding shares of Defaulted Preferred Stock entitled to vote in such election shall be present or represented by proxy, or if the holders of a majority of the outstanding shares of Defaulted Preferred Stock shall have acted by written consent in lieu of a meeting with respect thereto, then the authorized number of directors shall be increased by two, and the holders of the Defaulted Preferred Stock shall be entitled to elect the two additional directors. Directors so elected shall serve until the next annual meeting or until their successors shall be elected and shall qualify, unless the term of office of the persons so elected as directors shall have terminated under the circumstances set forth in the second sentence of this paragraph (c). In case of any vacancy occurring among the directors elected by the holders of the Defaulted Preferred Stock as a class, the remaining directors who shall have been so elected may appoint a successor to hold office for the unexpired term of the directors whose places shall be vacant. If both directors so elected by the holders of Defaulted Preferred Stock as a class shall cease to serve as directors before their terms shall expire, the holders of the Defaulted Preferred Stock then outstanding and entitled to vote for such directors may, by written consent as hereinabove provided, or at a special meeting of such holders called as provided above, elect successors to hold office for the unexpired terms of the directors whose places shall be vacant.

                  (d) Except as provided herein (including without limitation the right to vote with the Common Stock on all matters submitted to a vote of stockholders of the Corporation as set forth in paragraph (a) of this Section 3) or in the Certificate of Incorporation, or as required by law, the holders of shares of Series I Preferred Stock shall have no voting rights and their consent shall not be required for the taking of any corporate action.

                  Section 4.  Certain Restrictions.

                  (a) Whenever quarterly dividends payable on shares of Series I Preferred Stock as provided in Section 2 hereof are in arrears, thereafter and until all accrued and unpaid dividends, whether or not declared, on the outstanding shares of Series I Preferred Stock shall have been paid in full or declared and set apart for payment, or whenever the Corporation shall not have


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         redeemed shares of Series I Preferred Stock at a time required by paragraph (a) of Section 5 hereof, thereafter and until all mandatory redemption obligations which have come due shall have been satisfied or all necessary funds have been set apart for payment, the Corporation shall not: (i) declare or pay dividends, or make any other distributions, on any shares of Common Stock or other capital stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series I Preferred Stock ("Junior Stock"), other than dividends or distributions payable in Junior Stock; or (ii) declare or pay dividends, or make any other distributions, on any shares of capital stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series I Preferred Stock ("Parity Stock"), other than dividends or distributions payable in Junior Stock, except dividends paid ratably on the Series I Preferred Stock and all Parity Stock on which dividends are payable or in arrears, in proportion to the total amounts to which the holders of all such shares are then entitled.

                  (b) Whenever quarterly dividends payable on shares of Series I Preferred Stock as provided in Section 2 hereof are in arrears, thereafter and until all accrued and unpaid dividends, whether or not declared, on the outstanding shares of Series I Preferred Stock shall have been paid in full or declared and set apart for payment, or whenever the Corporation shall not have redeemed shares of Series I Preferred Stock at a time required by paragraph (a) of Section 5 hereof, thereafter and until all mandatory redemption obligations which have come due shall have been satisfied or all necessary funds have been set apart for payment, the Corporation shall not: (i) redeem or purchase or otherwise acquire for consideration any shares of Junior Stock or Parity Stock; or (ii) purchase or otherwise acquire for consideration any shares of Series I Preferred Stock; provided, that the Corporation may redeem shares of Series I Preferred Stock pursuant to paragraph (a) of Section 5 hereof.

                  (c) The Corporation shall not permit any Subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of capital stock of the Corporation unless the Corporation could, pursuant to paragraph (b) of this Section 4, purchase such shares at such time and in such manner.




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                  Section 5.  Redemption.

                  (a) On each October 31 commencing on October 31, 1998 (so long as any shares of Series I Preferred Stock remain outstanding), the Corporation shall redeem 140,000 shares of Series I Preferred Stock (or, if fewer than 140,000 shares of Series I Preferred Stock are then outstanding, the number of shares then outstanding), by paying therefor in cash $1,000 per share plus an amount per share equal to all accrued but unpaid dividends thereon, whether or not declared, to the date of redemption. The Corporation may apply to its mandatory redemption obligations, on a pro rata basis with respect to mandatory redemption payments to be made, any shares of Series I Preferred Stock purchased, redeemed or otherwise acquired (other than upon conversion) by it which have not been previously credited against its mandatory redemption obligations.

                  (b) If less than all shares of Series I Preferred Stock at the time outstanding are to be redeemed, the shares to be redeemed shall be selected pro rata or by lot, in such manner as may be prescribed by the Board of Directors.

                  (c) Notice of any redemption of shares of Series I Preferred Stock shall be given by publication in a newspaper of general circulation in the Borough of Manhattan not less than thirty nor more than sixty days prior to the date fixed for redemption, if the Series I Preferred Stock is listed on any national securities exchange or traded in the over-the-counter market; and, in any case, a similar notice shall be mailed not less than thirty, but not more than sixty, days prior to such date to each holder of shares of Series I Preferred Stock to be redeemed, at such holder's address as it appears on the transfer books of the Corporation. In order to facilitate the redemption of shares of Series I Preferred Stock, the Board of Directors may fix a record date for the determination of shares of Series I Preferred Stock to be redeemed, not more than sixty days or less than thirty days prior to the date fixed for such redemption.

                  (d) Notice having been given pursuant to paragraph (c) of this Section 5, from and after the date specified therein as the date of redemption, unless default shall be made by the Corporation in providing moneys for the payment of the redemption price pursuant to such notice, all dividends on the Preferred Stock thereby called for redemption shall cease to accrue, and from and after the date of redemption so specified, unless default shall be


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         made by the Corporation as aforesaid, or from and after the date
         (prior to the date of redemption so specified) on which the Corporation shall provide the moneys for the payment of the redemption price by depositing the amount thereof with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $10,000,000, provided that the notice of redemption shall state the intention of the Corporation to deposit such amount on a date in such notice specified, all rights of the holders thereof as stockholders of the Corporation, except the right to receive the redemption price (but without interest) and except the right to exercise any privileges of conversion, shall cease and determine. Any interest allowed on moneys so deposited shall be paid to the Corporation. Any moneys so deposited which shall remain unclaimed by the holders of such Preferred Stock at the end of six years after the redemption date shall become the property of, and be paid by such bank or trust company to, the Corporation.

                  Section 6. Reacquired Shares. Any shares of Series I Preferred Stock converted, redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, par value $1.00 per share, of the Corporation and may be reissued subject to the conditions or restrictions on issuance set forth herein.

                  Section 7.  Liquidation, Dissolution or Winding Up.

                  (a) Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (i) to the holders of shares of Junior Stock, unless, prior thereto, the holders of shares of Series I Preferred Stock shall have received $1,000 per share, plus an amount per share equal to all accrued but unpaid dividends thereon, whether or not declared, to the date of such payment or (ii) to the holders of shares of Parity Stock, except distributions made ratably on the Series I Preferred Stock and all such Parity Stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

                  (b) Neither the consolidation, merger or other business combination of the Corporation with or into any other Person or Persons nor the sale, lease, exchange or


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         conveyance of all or any part of the property, assets or business of the Corporation shall be determined to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 7.

                  Section 8. Conversion. Each share of Series I Preferred Stock may, at the option of the holder thereof, be converted at any time on or after the date of original issuance of the Series I Preferred Stock into shares of Common Stock, on the terms and conditions set forth in this Section 8.

                  (a) Subject to the provisions for adjustment hereinafter set forth, each share of Series I Preferred Stock shall be convertible in the manner hereinafter set forth into 26.31579 fully paid and nonassessable shares of Common Stock multiplied by the Exchange Ratio after giving effect to any Adjustment Event (as such terms are defined in the Merger Agreement).

                  (b) The number of shares of Common Stock into which each share of Series I Preferred Stock is convertible, and the number of votes to which the holder of a share of Series I Preferred Stock is entitled pursuant to paragraph (a) of Section 3, shall be subject to adjustment from time to time as follows:

                           (i) In case the Corporation shall at any time or
                  from time to time declare a dividend, or make a distribution, on the outstanding shares of Common Stock in shares of Common Stock or subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares or combine or reclassify the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, and in each such case,

                                    (A) the number of shares of Common Stock
                           into which each share of Series I Preferred Stock is convertible shall be adjusted so that the holder of each share thereof shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock which the holder of a share of Series I Preferred Stock would have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the happening of such event or the record date therefor, whichever is earlier;



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                                    (B) the number of votes to which a holder
                           of a share of Series I Preferred Stock is entitled pursuant to paragraph (a) of Section 3 shall be adjusted so that, after the happening of any of the events described above, such holder shall be entitled to a number of votes equal to (I) the number of votes to which such holder was entitled pursuant to paragraph (a) of Section 3 immediately prior to such happening multiplied by (II) a fraction, the numerator of which is the number of shares of Common Stock into which one share of Series I Preferred Stock was convertible immediately after such happening and the denominator of which is the number of shares of Common Stock into which one share of Series I Preferred Stock was convertible immediately prior to such happening; and

                                    (C) an adjustment made pursuant to this
                           clause (i) shall become effective (x) in the case of any such dividend or distribution, (1) immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, for purposes of subclause (A), and (2) immediately after the close of business on the date of payment of such dividend or distribution, or the date of effectiveness of such subdivision or reclassification, for purposes of subclause (B), or
                           (y) in the case of any such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective, for purposes of both subclause
                           (A) and subclause (B).

                           (ii) In case the Corporation shall issue rights or
                  warrants to all holders of the Common Stock entitling such holders to subscribe for or purchase Common Stock at a price per share less than the Current Market Price per share of the Common Stock and the record date for the determination of stockholders entitled to receive such rights or warrants, then, and in each such case,

                                    (A) the number of shares of Common Stock
                           into which each share of Series I Preferred Stock is convertible shall be adjusted so that the holder of each share thereof shall be entitled to receive, upon the conversion


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                           thereof, the number of shares of Common Stock
                           determined by multiplying the number of shares of Common Stock into which such share was convertible on the day immediately prior to such record date by a fraction, (I) the numerator of which is the sum of
                           (1) the number of shares of Common Stock outstanding on such record date and (2) the number of additional shares of Common Stock which such rights or warrant entitle holders of Common Stock to subscribe for or purchase ("Offered Shares"), and (II) the denominator of which is the sum of (1) the number of shares of Common Stock outstanding on the record date and (2) a fraction, (x) the numerator of which is the product of the number of Offered Shares multiplied by the subscription or purchase price of the Offered Shares and (y) the denominator of which is the Current Market Price per share of Common Stock on such record date;

                                    (B) the number of votes to which a holder
                           of a share of Series I Preferred Stock is entitled pursuant to paragraph (a) of Section 3 shall be adjusted so that, after the happening of any of the events described above, such holder shall be entitled to a number of votes equal to (I) the number of votes to which such holder was entitled pursuant to paragraph (a) of Section 3 immediately prior to such happening multiplied by (II) a fraction, the numerator of which is the number of shares of Common Stock into which one share of Series I Preferred Stock was convertible immediately after such happening and the denominator of which is the number of shares of Common Stock into which one share of Series I Preferred Stock was convertible immediately prior to such happening; and

                                    (C) such adjustment shall become effective
                           immediately after such record date, for purposes of subclause (A), and immediately after the date of such issuance, for purposes of subclause (B).

                           (iii) In case the Corporation shall at any time or
                  from time to time declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of stock or other securities or property or rights or warrants


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                  to subscribe for securities of the Corporation or any of its
                  Subsidiaries by way of dividend) on its Common Stock, other than (x) regular quarterly dividends payable in cash or extraordinary cash dividends in an aggregate amount not to exceed $.25 per share of Common Stock, (y) shares of Common Stock which are referred to in clause (i) of this paragraph
                  (b), or (z) rights or warrants which are referred to in clause (ii) of this paragraph (b), then,

                                    (A) in each such case, the number of shares
                           of Common Stock into which each share of Series I Preferred Stock is convertible shall be adjusted so that the holder of each share thereof shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock determined by multiplying (1) the number of shares of Common Stock into which such share was convertible on the day immediately prior to the record date fixed for the determination of stockholders entitled to receive such dividend or distribution by (2) a fraction, the numerator of which shall be the Current Market Price per share of Common Stock as of such record date, and the denominator of which shall be such Current Market Price per share of Common Stock less the Fair Market Value per share of Common Stock (as determined in good faith by the Board of Directors of the Corporation, a certified resolution with respect to which shall be mailed to each holder of shares of Series I Preferred Stock) of such dividend or distribution; provided, however, that in the event of a distribution of shares of capital stock of a Subsidiary of the Corporation (a "Spin-Off") made to holders of shares of Common Stock, the numerator of such fraction shall be the sum of the Current Market Price per share of Common Stock as of the 35th Trading Day after the effective date of such SpinOff and the Current Market Price of the number of shares (or the fraction of a share) of capital stock of the Subsidiary which is distributed in such Spin-Off in respect of one share of Common Stock as of such 35th Trading Day and the denominator of which shall be the Current Market Price per share of Common Stock as of such 35th Trading Day;


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                                    (B) in the case of a dividend or
                           distribution of securities of the Corporation having general voting rights in the election of directors ("Voting Securities") (but not in the case of any other dividend or distribution described in this clause (iii)), the number of votes to which a holder of a share of Series I Preferred Stock is entitled pursuant to paragraph (a) of Section 3 shall be adjusted so that, after the payment of such dividend or making of such distribution, such holder shall be entitled to (I) the number of votes to which such holder was entitled pursuant to paragraph (a) of
                           Section 3 immediately prior to such payment or making multiplied by (II) the number of votes entitled to be cast generally in the election of directors by the holder of a share of Common Stock in respect of both such share of Common Stock and the Voting Securities received by such holder as a result of such dividend or distribution in respect of such share of Common Stock; and

                                    (C) an adjustment made pursuant to this
                           clause (iii) shall be made upon the opening of business on the next Business Day following the date on which any such dividend or distribution is paid and shall be effective retroactively immediately after the close of business on the record date fixed for the determination of stockholders entitled to receive such dividend or distribution; provided, however, if the proviso to subclause (A) of this clause (iii) applies, then such adjustment shall be made and be effective as of such 35th Trading Day after the effective date of such Spin-Off.

                           (iv) In case at any time the Corporation shall be a
                  party to any transaction (including, without limitation, a merger, consolidation, sale of all or substantially all of the Corporation's assets, liquidation or recapitalization of the Common Stock and excluding any transaction to which clause (i), (ii) or (iii) of this paragraph (b) applies) in which the previously outstanding Common Stock shall be changed into or exchanged for different securities of the Corporation or common stock or other securities of another corporation or interests in a noncorporate entity or other property (including cash) or any combination of any of the foregoing, then, as a condition of the consummation of such transaction, lawful and adequate provision shall be made so that each holder of shares of Series I Preferred Stock shall be entitled, upon conversion, to an amount per share equal to (A) the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged times (B) the number of shares of Common Stock into which a share of Preferred Stock is convertible immediately prior to the consummation of such transaction.

                  (c) In case the Corporation shall at any time or from time to time declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of stock or other securities or property or rights or warrants to subscribe for securities of the Corporation or any of its Subsidiaries by way of dividend) on its Common Stock, other than (A) regular quarterly dividends payable in cash, (B) shares of Common Stock which are referred to in clause (i) of paragraph (b) of this Section 8, or (C) rights or warrants which are referred to in clause (ii) of paragraph
         (b) of this Section 8, then, from and after the date of declaration of such dividend or other distribution until the date of payment thereof, each share of Series I Preferred Stock may be converted, at the option of the holder thereof, into the number of shares of Common Stock set forth in paragraph (a) of this Section 8, as adjusted by paragraph (b) of this Section 8, on the terms and conditions set forth in this
         Section 8, and if so converted during such period, such holder shall be entitled to receive such dividend or distribution as if such holder had been the holder of such shares of Common Stock as of the record date for such dividend or distribution. Promptly after the declaration of any dividend or distribution (other than any dividend or distribution described in clauses (A), (B) and (C) of this paragraph
         (c)), the Corporation shall mail to the holders of record of the outstanding shares of Series I Preferred Stock at their respective addresses as the same shall appear in the Corporation's stock records a notice describing such dividend or distribution in reasonable detail and setting forth the expected date of payment thereof.

                  (d) If any adjustment in the number of shares of Common Stock into which each share of Series I Preferred Stock may be converted required pursuant to this Section 8 would result in an increase or decrease of less than one half of 1% in the number of shares of Common Stock into which each share of Series I Preferred Stock is then convertible, the amount of any such adjustment shall be carried forward and adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment, which, together with such amount and any other amount or amounts so carried forward, shall aggregate at least one half of 1% of the number of shares of Common Stock into which each share of Series I Preferred Stock is then convertible.

                  (e) The Board of Directors may increase the number of shares of Common Stock into which each share of Series I Preferred Stock may be converted, in addition to the adjustments required by this Section 8, as shall be determined by it (as evidenced by a resolution of the Board of Directors) to be advisable in order to avoid or diminish any income deemed to be received by any holder for federal income tax purposes of shares of Common Stock or Series I Preferred Stock resulting from any events or occurrences giving rise to adjustments pursuant to this Section 8 or from any other similar event.

                  (f) The holder of any shares of Series I Preferred Stock may exercise his right to convert such shares into shares of Common Stock by surrendering for such purpose to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose, a certificate or certificates representing the shares of Series I Preferred Stock to be converted accompanied by a written notice stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this Section 8 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. In case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. Other than such taxes, the Corporation will pay any and all issue and other taxes (other than taxes based on income) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series I Preferred Stock pursuant hereto. As promptly as practicable, and in any event within five business days after the surren-der of such certificate or certificates and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes (or the demonstration to the satisfaction of the Corporation that such taxes have been paid), the Corporation shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder of shares of Series I Preferred Stock so converted shall be entitled and (ii) if less than the full number of shares of Series I Preferred Stock evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted. Such conversion shall be deemed to have been made at the close of business on the date of giving of such notice and of such surrender of the certificate or certificates representing the shares of Series I Preferred Stock to be converted so that the rights of the holder thereof as to the shares being converted shall cease except for the right to receive shares of Common Stock in accordance herewith, and the person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time. The Corporation shall not be required to convert, and no surrender of shares of Series I Preferred Stock shall be effective for that purpose, while the transfer books of the Corporation for the Common Stock are closed for any purpose (but not for any period in excess of 15 days); but the surrender of shares of Series I Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books, as if the conversion had been made on the date such shares of Series I Preferred Stock were surrendered, and at the conversion rate in effect at the date of such surrender.

                  (g) Subject to the limitations on conversion set forth in the first sentence of Section 8 hereof, shares of Series I Preferred Stock may be converted at any time up to the close of business on the second Business Day preceding the date fixed for redemption of such shares pursuant to Section 5 hereof.

                  (h) Upon conversion of any shares of Series I Preferred Stock, the holder thereof shall not be entitled to receive any accumulated, accrued or unpaid dividends in respect of the shares so converted; provided, that such holder shall be entitled to receive any divi-dends on such shares of Series I Preferred Stock declared prior to such conversion if such holder held such shares on the record date fixed for the determination of holders of shares of Series I Preferred Stock entitled to receive payment of such dividend.

                  (i) In connection with the conversion of any shares of Series I Preferred Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Current Market Price per share of Common Stock on the day on which such shares of Series I Preferred Stock are deemed to have been converted.

                  (j) The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series I Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Series I Preferred Stock. The Corporation shall from time to time, subject to and in accordance with the laws of Delaware, increase the authorized amount of Common Stock if at any time the number of authorized shares of Common Stock remaining unissued shall not be sufficient to permit the conversion at such time of all then outstanding shares of Series I Preferred Stock.

                  Section 9. Reports as to Adjustments. Whenever the number of shares of Common Stock into which each share of Series I Preferred Stock is convertible (or the number of votes to which each share of Series I Preferred Stock is entitled) is adjusted as provided in Section 8 hereof, the Corporation shall promptly mail to the holders of record of the outstanding shares of Series I Preferred Stock at their respective addresses as the same shall appear in the Corporation's stock records a notice stating that the number of shares of Common Stock into which the shares of Series I Preferred Stock are convertible has been adjusted and setting forth the new number of shares of Common Stock (or describing the new stock, securities, cash or other property) into which each share of Series I Preferred Stock is convertible (and the now number of votes to which each share of Series I Preferred Stock is entitled), as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof, and when such adjustment became effective.

                  Section 10. Definitions. For the purposes of the Certificate of Designation of Series I Cumulative Convertible
Preferred Stock which embodies this resolution:

                  "Business Day" means any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

                  "Closing Price" per share of Common Stock on any date shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted sale price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") or such other system then in use, or, if on any such date the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional marketmaker making a market in the Common Stock selected by the Board of Directors. If the Common Stock is not publicly held or so listed or publicly traded, "Closing Price" shall mean the Fair Market Value per share as determined in good faith by the Board of Directors of the Corporation.

                  "Current Market Price" per share of Common Stock on any date shall be deemed to be the Closing Price per share of Common Stock on the Trading Day immediately prior to such date.

                  "Fair Market Value" means the amount which a willing buyer would pay a willing seller in an arm's-length transaction.

                  "Person" shall mean any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

                  "Subsidiary" of any Person means any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

                  "Trading Day" means a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not listed or admitted to trading on any national securities exchange, any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

          "Voting Stock" means the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

                  Section 11. Rank. The Series I Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, equally with all shares of Preferred Stock.

                  IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Series I Cumulative Convertible Preferred Stock to be duly executed by its Executive Vice President and attested to by its Assistant Secretary and has caused its corporate seal to be affixed hereto, this ___ day of November, 1997.

                                                     TRAVELERS GROUP INC.


                                                     By
                                                       -------------------------
                                                       Executive Vice President


ATTEST:


------------------------
Assistant Secretary


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